EXHIBIT 5

O’Melveny & Myers LLP

December 6, 2023

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

Re:	Registration of Securities of Semtech Corporation

Ladies and Gentlemen:

In connection with the registration of up to 484,867 shares of Common Stock of Semtech Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Company’s Restricted Stock Unit Award Agreement (Inducement Grant) for Paul Pickle, the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Relative TSR) for Paul Pickle, the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Financial Measure) for Paul Pickle, the Company’s Restricted Stock Unit Award Agreement (Inducement Grant) for Mark Lin, the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Relative TSR) for Mark Lin, and the Company’s Performance Stock Unit Award Agreement (Inducement Grant – Financial Measure) for Mark Lin (the “Inducement Agreements”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and the provisions of the applicable Inducement Agreement, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable Inducement Agreement, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP